Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent to the  incorporation  by reference in the  Registration Statement  (Form  S-8)  for the registration of 9,823,488 shares of common stock  pertaining  to the  2013 Incentive Award Plan of Momenta  Pharmaceuticals, Inc. of our reports dated February 28, 2013, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals,  Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 6, 2013